UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 30, 2010
ORBITZ WORLDWIDE, INC.

(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

0-133599	20-5337455

(Commission File Number)	(I.R.S. Employer Identification No.)

500 W. Madison Street, Suite 1000, Chicago, Illinois	60661
(Address of Principal Executive Offices)	(Zip Code)
(312) 894-5000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 3, 2011, Orbitz Worldwide, Inc. (the “Company”) announced the appointment of Russell Hammer as the Company’s Senior Vice President, Chief Financial Officer effective January 1, 2011. Mr. Hammer succeeds Marsha C. Williams, whose retirement was previously announced on June 7, 2010.
     Prior to joining the Company, Mr. Hammer, age 54, served as Chief Financial Officer, Senior Vice President — Finance and Treasurer, of Crocs, Inc., a footwear, apparel and accessories company, since January 2008. Prior to joining Crocs, Inc., Mr. Hammer was employed for 29 years at Motorola, Inc., a global supplier of wireless handsets and mobile communication products, as Chief Financial Officer and Corporate Vice President of Motorola’s Connected Home Solutions Business from April 2005 to August 2007, Chief Audit Officer from August 1998 to July 2002, and as the Chief Financial Officer of the Asia Cellular Subscriber Business of Motorola from August 1998 to July 2002. Mr. Hammer also served as the Chief Financial Officer of the Global Subscriber Paging Business and in other executive roles for Motorola’s various divisions during his tenure with the company.
     In connection with Mr. Hammer’s appointment, the Company and Mr. Hammer entered into an offer letter dated December 30, 2010 (the “Letter Agreement”) that sets forth the terms and conditions of Mr. Hammer’s employment as the Company’s Senior Vice President, Chief Financial Officer. Under the Letter Agreement, Mr. Hammer will receive a minimum annual base salary of $425,000 and a cash sign-on bonus of up to approximately $500,000, subject to adjustment and full or partial repayment if he resigns or is terminated for “Cause” within two years. Mr. Hammer will be eligible for an annual bonus that has a target payment no less than 75% of his annual salary in years 2011 and 2012, subject to the terms and conditions of the Company’s annual bonus plan and further subject to the satisfaction of any performance goals, criteria or targets as may be established by the Board (or the Compensation Committee thereof).
     Either party may terminate Mr. Hammer’s employment at any time for any reason, with or without cause. If within the first two years of his employment, Mr. Hammer’s employment is terminated without “Cause” not in connection with a “Change in Control” (in each case, as such terms are defined in the Letter Agreement), Mr. Hammer will be entitled to receive, subject to his execution of a release agreement, (i) a lump sum cash payment equal to his annual base salary in effect on the date of termination, (ii) a lump sum cash payment equal to a prorated portion of the product of his then-current annual target bonus and the actual funding percentage used in calculating the bonus awards to the executive officers during the year of termination, to be paid when annual bonuses, if any, are paid to the Company’s executive officers and (iii) COBRA continuation medical benefits for 12 months following the termination date. If within one year following a Change in Control, Mr. Hammer’s employment is terminated without “Cause” or as a result of a “Constructive Termination” (in each case, as such terms are defined in the Letter Agreement), Mr. Hammer will be entitled to receive, subject to his execution of a release agreement, (i) a lump sum cash payment equal to his annual base salary in effect on the date of termination, (ii) lump sum cash payment equal to his then-current annual target bonus, (iii) a lump sum cash payment equal to a prorated portion of his then-current annual target bonus through the termination date, and (iv) COBRA continuation medical benefits for 12 months following the termination date. Following completion of two years of his employment, Mr. Hammer will be subject to the Company’s executive severance policy in place, if any, for the Company’s most senior officers (other than the chief executive officer) at that time and not by the severance provisions described above.
     The Letter Agreement contains covenants regarding non-competition and non-solicitation that apply during Mr. Hammer’s employment with the Company and generally for a period of two years following the date he ceases to be employed by the Company.

The Letter Agreement also includes customary invention assignment provisions and requires that Mr. Hammer generally not disclose confidential information about the Company.
     In connection with Mr. Hammer’s appointment, on December 7, 2010, the Company’s Compensation Committee approved a sign-on equity award to be effective on Mr. Hammer’s first day of employment consisting of 200,000 restricted stock units and 200,000 stock options granted under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended. The restricted stock units shall vest monthly over a four year period and the stock options shall vest annually over a four year period and will be subject to the terms and conditions of the respective agreements evidencing the equity awards.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press Release, dated January 3, 2011

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORBITZ WORLDWIDE, INC.
Dated: January 6, 2011	By:	/s/ James P. Shaughnessy
		Name:	James P. Shaughnessy
		Title:	Senior Vice President, Chief Administrative Officer and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated January 3, 2011